Exhibit 5.1

[Letterhead of Hogan Lovells US LLP]

October 8, 2010

Board of Directors

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW, Suite 900

Washington, DC 20005

Ladies and Gentlemen:

We are acting as counsel to DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to an additional $18,650,000 in aggregate amount of preferred stock of the Company, par value $0.001 per share (the “Preferred Stock”). The Registration Statement relates to the Company’s shelf registration statement on Form S-3 (File No. 333-158585) (the “Prior Registration Statement”) and registers the offering of Preferred Stock that may be issued pursuant to the exercise of an overallotment option in connection with an offering under the Prior Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of the Preferred Stock of the Company to be offered from time to time will have been duly authorized and established by proper action of the Board of Directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter (the “Charter”) and bylaws and applicable provisions of Maryland corporate law, in a manner that does not violate any law, government or court-imposed order or restriction

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi   Alicante   Amsterdam   Baltimore   Beijing   Berlin   Boulder   Brussels   Caracas   Chicago   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   London   Los Angeles   Madrid   Miami   Milan   Moscow   Munich   New York   Northern Virginia   Paris   Philadelphia   Prague   Rome   San Francisco   Shanghai   Silicon Valley   Singapore   Tokyo   Warsaw   Washington DC     Associated offices: Budapest   Jeddah   Riyadh   Zagreb

Board of Directors

DuPont Fabros Technology, Inc.

October 8, 2010

or agreement or instrument then binding on the Company or otherwise impair the valid or binding nature of the obligations represented by the Preferred Stock; (ii) at the time of offer, issuance and sale of the Preferred Stock, the Registration Statement will have become effective under the Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) prior to the issuance of any shares of Preferred Stock, appropriate articles supplementary will be accepted for record by the Maryland State Department of Assessments and Taxation; (iv) the Preferred Stock will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (v) the Company will remain a Maryland corporation; and (vi) the Preferred Stock will not be issued in violation of the ownership limit contained in the Charter.

This opinion letter is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended and currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Maryland General Corporation Law, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	The shares of Preferred Stock, upon due execution and delivery on behalf of the Company of certificates therefor, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

HOGAN LOVELLS US LLP